                                                          Exhibit EX-99.CODE ETH

UBS GLOBAL ASSET MANAGEMENT FUNDS

CODE OF CONDUCT

INTRODUCTION

This Code of Conduct ("Code") applies to U.S. registered investment companies
("Funds") for which UBS Global Asset Management ("UBS Global AM") acts as advisor, sub-advisor and/or manager where UBS Global AM employees serve as officers of the Funds. This Code shall serve as the code of ethics required by
Section 406 of the Sarbanes-Oxley Act.

This Code applies to a Fund's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, regardless of whether these individuals are employed by the registrant or a third party.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Each person to whom this Code applies (a "Covered Person") must respect, and comply with, the laws, rules and regulations applicable to a Fund.

It is the personal responsibility of each Covered Person to adhere to the standards and restrictions imposed by those laws, rules and regulations.

INTEGRITY AND CONFLICTS OF INTEREST

Each Covered Person must act ethically, with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. A conflict of interest exists when a person's private interest interferes, or appears to interfere, in any way with the interests of a Fund.

Any Covered Person who becomes aware of a conflict of interest or potential conflict of interest not addressed by existing policies or procedures (e.g.,
Rule 17e-1 Procedures) must promptly consult the Compliance Procedure described in this Code.

FAIR DEALING

A Covered Person must not take unfair advantage of a Fund through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice.

A Covered Person must respect and promote compliance with applicable insider trading laws, rules and regulations as well as with the internal directives and policies of UBS Global AM concerning illegal or unethical trading while in possession of material non-public information.

FUND OPPORTUNITIES

A Covered Person must abstain from taking for himself or herself personally, or directing to third parties, opportunities that are discovered through the use of
Fund property, information or position, or otherwise competing with the interests of a Fund, unless a Fund has already been offered the opportunity and turned it down or such actions are otherwise consistent with the policies and practices disclosed in the Fund's disclosure documents or approved by the Fund's board or otherwise permissible under securities laws and regulations (e.g., soft dollars, trade allocation policies).

PROTECTION AND PROPER USE OF FUND ASSETS

A Covered Person must endeavor to protect a Fund's assets.

Fund property should not be used for personal use.

DISCLOSURE IN REPORTS AND DOCUMENTS

A Covered Person must see that a Fund discloses information fully, fairly, accurately, timely and understandably in reports and documents that a Fund files with, or submits to, the SEC and in other public communications made by a Fund.

REPORTING ANY VIOLATIONS OF THE CODE

A Covered Person must promptly consult the Compliance Procedure described in this Code about any observed violations of this Code, including any violations of laws, rules, regulations or other legal requirements or when in doubt about the best course of action in a particular situation.

It is the policy of UBS Global AM not to allow retaliation for reports of misconduct by others made in good faith.

Reports may be made anonymously if the situation requires that identity be kept secret. UBS Global AM has established an ethics hotline that permits the anonymous reporting of ethical violations.

WAIVERS OF THIS CODE

Any waiver of this Code may be made only by the Board of the relevant Fund or the General Counsel or a Deputy General Counsel of UBS Global AM and will be disclosed as required by applicable law or regulations. Any waiver by the
General Counsel or a Deputy General Counsel of UBS Global AM must be reported to the Board of the relevant Fund no later than their next regularly scheduled meeting.

For purposes of this provision, the term "waiver" means the approval of a material departure from a provision in this Code. It also includes an "implicit waiver," which means the failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of a fund or the General Counsel or a Deputy
General Counsel of UBS Global AM.

Any person granting a waiver is responsible for promptly alerting the persons responsible for preparing SEC filings so that required disclosure regarding a waiver may be timely included in filings (e.g., Form N-CSR filings).

COMPLIANCE PROCEDURE

If you are unsure about how to handle a situation with regard to this Code or are aware of any violations or apparent violations of this Code promptly contact the General Counsel or a Deputy General Counsel of UBS Global AM.

A Fund's Board, the General Counsel or a Deputy General Counsel of UBS Global AM
has the authority to interpret this Code in any particular situation.

ACCOUNTABILITY FOR ADHERENCE TO THIS CODE

Those who violate the standards in this Code will be subject to disciplinary proceedings or dismissal by UBS Global AM.

A copy of this Code shall be provided to each Covered Person.

NOTE REGARDING INTERPLAY WITH OTHER REQUIREMENTS

This Code deals with the required standards of fairness, honesty and integrity in a universal and general manner. UBS Global AM and its affiliates have issued, and will issue from time to time, more specific directives, policies, principals and procedures to implement such values while reflecting the specific requirements of a business group,

business area or a particular jurisdiction. If there is any inconsistency between the requirements of this Code or any other applicable policy, the higher standard shall apply.

This Code is supplemental to, and does not replace, any other code applicable to
Covered Persons, such as a code of ethics regarding personal investing or restrictions on the receipt of gifts from third-party vendors or service contractors.

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